Exhibit 6.2

PARTNERSHIP AGREEMENT

OF

CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP

August 29, 2017

i

ii

EXHIBITS

Exhibit A*	Partner Schedule
Exhibit B*	Joinder Agreement

* Not filed herewith pursuant to Item 17 of Form 1-A. The issuer will supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

iii

PARTNERSHIP AGREEMENT
OF
CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP

(a Delaware General Partnership)

THIS PARTNERSHIP AGREEMENT (this “Agreement”) of CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP, a Delaware general partnership (the “Company”), is made and entered into effective as of this 29th day of August, 2017 (the “Effective Date”) by and among, CAROLINA COMPLETE HEALTH NETWORK, INC., a Delaware corporation (“Network Sub”), CENTENE HEALTH PLAN HOLDINGS, INC., a Delaware corporation (“Centene Sub” and, together with Network Sub, the “Initial Partners”), CENTENE CORPORATION, a Delaware corporation (“Centene”) (solely for purposes of Section 10.13), and each other Person who, after the date hereof, lawfully acquires Partnership Units and, through the execution of a Joinder Agreement, becomes a party to this Agreement (such Persons, together with the Initial Partners, collectively, the “Partners”). Each of the Partners may also be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of the certificate of partnership existence under Section 15-303 of the Act with the Secretary of State of the State of Delaware on August 29, 2017;

WHEREAS, the Partners are the holders of all of the issued and outstanding Partnership Units and each such Partner owns, as of the Effective Date, the number of Partnership Units set forth opposite such Partner’s name on Exhibit A to this Agreement; and

WHEREAS, in order to facilitate the continuous, harmonious and effective management of the affairs, policies and operations of the Company, the Parties believe it is desirable and in their mutual best interest to enter into this Agreement in order to provide for certain rights and obligations of the Partners and the Company with respect to the ownership and operation of the Company as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual representations, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

AGREEMENT

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein, shall have the meaning ascribed to such terms as set forth below:

“Act” means the Delaware Revised Uniform Partnership Act, Title 6 of the Delaware Code, Sections section 15-101, et seq. (as the same may be amended from time to time).

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Asset FMV” shall mean, with respect to any asset as of any date, the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined in good faith by the Managing Partner based on such factors as the Managing Partner, in the exercise of its reasonable business judgment, considers relevant.

“Bankruptcy” shall mean, with respect to a Partner, the occurrence of any of the following: (a) the filing of an application by such Partner for, or a consent to, the appointment of a trustee of such Partner's assets; (b) the filing by such Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Partner's inability to pay its debts as they come due; (c) the making by such Partner of a general assignment for the benefit of such Partner's creditors; (d) the filing by such Partner of an answer admitting the material allegations of, or such Partner's consenting to, or defaulting in answering a bankruptcy petition filed against such Partner in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Partner a bankrupt or appointing a trustee of such Partner's assets.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the city of Raleigh, North Carolina, are authorized or obligated by Law or executive order to close.

“Capital Contribution” means, for any Partner, the total amount of cash and cash equivalents and the Asset FMV of any property contributed to the Company by such Partner.

“Centene Change of Control” shall mean, with respect to Centene, the occurrence of any one or more of the following events:

(a)        the acquisition (other than from Centene) by any Person or “group,” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (excluding, for this purpose, Centene and its Affiliates, or any employee benefit plan of Centene or its Affiliates which acquires beneficial ownership of voting securities of Centene), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Centene’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)        the consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which Persons who were the stockholders of Centene immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (ii) the liquidation or dissolution of Centene, or (iii) the sale of all or substantially all of the assets of Centene; or

(c)        during any period of twelve (12) consecutive calendar months, individuals who were directors of Centene on the first day of such period (together with any new directors whose election by the board of directors of Centene or whose nomination for election by the stockholders of Centene was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, provided, however, that any such approval is not in connection with or resulting from a contested proxy contest or campaign not initiated by the board of directors of Centene) cease for any reason to constitute a majority of the board of directors of Centene.

“Confidential Information” shall mean, with respect to the Company and its Affiliates, all non-public, confidential or proprietary information, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including, without limitation: (i) all information concerning past, present and future business affairs, finances, customer and supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (ii) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property; (iii) any other information that would reasonably be considered non-public, confidential or proprietary; and (iv) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing.

“DGCL” shall mean the General Corporation Law of the State of Delaware, Title 8, Chapter 1, §§ 8-101, et seq, and any successor statute, as it may be amended from time to time.

“Discounted Value” shall mean, with respect to any Partner’s Partnership Units, fifty percent (50%) of the fair value of the economic interest represented by such Partnership Units, as determined in accordance with Section 15-701(b) of the Act.

“Entity” shall mean any general partnership, limited partnership, limited liability partnership, corporation, limited liability company, joint venture, trust, business trust, estate, cooperative or other association or business entity.

“Equity Interests” shall mean, with respect to any Entity, all forms of equity interests in such Entity or any successor of such Entity (however designated, whether voting or non-voting), all investment interests convertible into or exchangeable or exercisable for such equity interests, and all warrants, options or other rights to purchase or acquire from such Entity or any successor of such Entity, such equity interests, or investment interests convertible into or exchangeable or exercisable for such equity interests, including, with respect to the Company, the Partnership Units.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governing Documents” shall mean, as applicable, an Entity’s articles of incorporation, certificate of incorporation, certificate of designations, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement, stockholders’ agreement, committee charters or equivalent organizational or constituent documents.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Initial Public Offering” shall mean the consummation of an initial Underwritten Offering of Equity Interests pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission under the applicable Securities Laws.

“Joint Venture Agreement” shall mean that certain Amended and Restated Joint Venture Agreement by and among Centene, Centene Sub, Network Sub and North Carolina Medical Society, dated August 25, 2017.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” shall mean any losses, damages, liabilities, deficiencies, amounts paid in settlement, judgments, penalties or fines of any kind.

“Managing Partner” shall mean Centene Sub, and any other Managing Partner of the Partnership as may be elected or appointed from time to time as provided hereinafter.

“Network Sub Debt” shall mean any and all obligations of Network Sub and/or any of its Affiliates with respect to indebtedness for borrowed money (whether for principal, interest, fees or otherwise) from Centene Sub and/or any of its Affiliates, whether under the Start-Up Loan Agreement or otherwise.

“Partnership Interest” means the entire ownership interest of a Partner in the Company, including, without limitation, such Partner’s right (based on the type and class of Partnership Units held by such Partner), as applicable, (a) to vote on, consent to or otherwise participate in any decision of the Partners as provided in this Agreement; and (b) to any and all other benefits to which such Partner may be entitled as provided in this Agreement or the Act.

“Partnership Liability” shall mean the debts, obligations and other liabilities of the Partnership which the Partners may be jointly and severally liable for in accordance with Section 15-306(a) of the Act.

“Partnership Unit” means a unit representing a fractional part of the Partnership Interests of the Partners and shall include all types and classes of Partnership Units, including the Preferred Units and the Common Units; provided, that any type or class of Partnership Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Partnership Interests represented by such type or class or series of Partnership Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Percentage Interest” shall mean, with respect to any Partner as of a given date, the quotient obtained when dividing the number of Common Units owned by such Partner by the total number of issued and outstanding Common Units as of such date.

“Permit” shall mean all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” shall mean any individual or Entity.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or such Person’s Affiliates.

“Securities Laws” shall mean the Securities Act of 1933, as amended, the Exchange Act, all rules and regulations promulgated under the foregoing and the applicable securities (“blue sky”) laws of the states of the United States of America.

“Start-Up Loan Agreement” shall mean that certain Second Amended and Restated Start-Up Loan and Security Agreement dated August 25, 2017, by and between Centene and Network Sub.

“Subsidiary” shall mean with respect to any Person, (a) any corporation or company more than fifty percent (50%) of whose voting or capital stock is, as of the time in question, directly or indirectly owned by such Person, and (b) any partnership, joint venture, association or other Entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such Entity.

“Tax” shall mean a tax or taxes of any kind or nature, or however denominated, including any liability for federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, net worth or gross receipts, sales, use, transfer, registration, business and occupation, value added, excise, severance, natural resources, environmental, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, estimated, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing, including any transferee, contractual or secondary liability for a tax of any other Person and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto

“Tax Return” shall mean, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Joint Venture Agreement and each other ancillary agreement, exhibit, schedule, document or certificate executed, delivered or required to be delivered in connection with this Agreement and the Joint Venture Agreement.

“Transfer” shall mean any transfer, gift, bequest, sale, assignment, pledge, hypothecation or other disposition of any Partnership Units, whether directly or indirectly (including by merger or sale of equity in any direct or indirect holding company, whose assets consist of Partnership Units), irrespective of whether any of the foregoing are effected voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise, or whether inter vivos or upon death. When used as a verb, “Transfer” and “Transferred” shall have the correlative meaning. In addition, “Transferor” and “Transferee” shall have the correlative meaning.

“Underwritten Offering” shall mean a sale of Equity Interests by the Company to an underwriter for reoffering to the public.

Section 1.2 Cross-Reference Table. The following terms shall have the meanings provided for such terms in the Sections set forth below:

Term	Section
Agreement	Introduction
CPR	§10.8(b)
CPR Mediation Procedure	§10.8(b)
Centene	Introduction
Centene Sub	Introduction
Certificate	§2.1
Class A Units	§3.2(a)
Class B Units	§3.2(b)
Common Units	§3.2(b)
Company	Introduction
Company Party	§8.2
Date of Formation	§2.1
Defaulting Partner	§8.7(b)
Dispute	§10.8(a)
Dissociation Proceeds	§9.1(b)
Dissociation Reduction	§9.1(b)
Effective Date	Introduction
Event of Dissolution	§9.2

Term	Section
Expenses	§8.3(a)
Indemnity Arrangements	§8.5(a)
Individual Partner Liability	§8.7(c)
Initial Contribution	§5.1
Initial Notice	§10.8(a)
Initial Partners	Introduction
Joinder Agreement	§6.2(a)
Liquidation Proceeds	§9.4(c)
Liquidation Reduction	§9.4(d)
Liquidator	§9.4(a)
Mediation Request	§10.8(b)
Network Sub	Introduction
Network Sub Liquidation Proceeds	§9.4(d)
Officers	§4.5
Other Partners	§8.7(c)
Partner Schedule	§3.1
Partners	Introduction
Partnership Agreement	Introduction
Partnership Loss	§8.7(a)
Partnership Loss Contribution	§8.7(a)
Party	Introduction
Permitted Transfer	§6.1(b)
Permitted Transferee	§6.1(b)
Responsible Partner	§8.7(c)
Responsible Party	§8.5

Section 1.3 Rules of Construction.

(a)       All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)       When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c)       All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States Dollars unless a different currency is specifically stated.

(d)       Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(e)       The Parties acknowledge that each Party and its attorney has reviewed this Agreement and agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(f)       The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE II
FORMATION OF THE COMPANY; SCOPE OF AGREEMENT

Section 2.1 Formation and Name. The Company filed a certificate of partnership existence (the “Certificate”) under Section 15-303 of the Act with the Secretary of State of the State of Delaware on [August 31, 2017] (the “Date of Formation”). As set forth on the Certificate, the name of the Company is Carolina Complete Health Holding Company Partnership, provided that, so long as the Company complies with all applicable Laws relating to the use of fictitious and assumed names, the business of the Company may be conducted under such other names as the Managing Partner may from time to time designate.

Section 2.2 Registered Office and Registered Agent. The registered office of the Company shall be located at 1209 North Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, or such other office as the Managing Partner may designate from time to time. The Company may have other offices at such places, both within and without of the State of Delaware, as the Managing Partner may from time to time determine or the business of the Company may require. The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or such other Person as the Managing Partner may designate from time to time.

Section 2.3 Purposes. The purpose of the Company is to engage in any lawful act or activity for which partnerships may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Section 2.4 Foreign Qualifications. Prior to the Company conducting business in any jurisdiction other than Delaware, the Company will comply with all requirements under applicable Law necessary to qualify the Company as a foreign general partnership, and, if necessary, keep the Company in good standing, in that jurisdiction.

Section 2.5 Fiscal Year. The fiscal year of the Company shall be fixed, and shall be subject to change, by the Managing Partner. Unless otherwise fixed by the Managing Partner, the fiscal year of the Company shall be the calendar year.

Section 2.6 Term. The term of the Company commenced as of the Date of Formation, and the Company, as herein constituted, shall continue in full force and effect until dissolved in accordance with the provisions of this Agreement.

Section 2.7 Tax Status. The Company has, as of the Date of Formation, filed IRS Form 8832 pursuant to which it has elected, in accordance with Treasury Regulation Section 301.7701-3, to be treated as an association taxable as a corporation for Tax purposes. The Company and the Partners shall file all Tax Returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment and the Partners agree that the Company will not, without obtaining the advance written consent of all Partners, change, modify, amend or otherwise alter such treatment.

Section 2.8 Scope of Agreement. The Partnership Units of the Partners in the Company, and the rights and obligations of the Partners with respect thereto and the Company, are subject to all of the provisions of this Agreement and, subject to Section 15-103(a) of the Act, to the extent not inconsistent with this Partnership Agreement, the provisions of the Act. Accordingly, all Partnership Units now owned or hereafter acquired by any Partner are, and shall be, subject, at all times, to the terms and conditions set forth in this Agreement.

ARTICLE III
PARTNERSHIP UNITS

Section 3.1 Partnership Units. The Partnership Interests of the Partners shall be represented by issued and outstanding Partnership Units, which, subject to Section 4.6(k), may be divided into one or more types, classes or series. Each type, class or series of Partnership Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. Exhibit A (the “Partner Schedule”) attached hereto sets forth a complete list of (a) the names of the Partners of the Company; (b) each Partner’s respective Percentage Interest; (c) the number of Partnership Units each Partner currently owns; and (d) the Capital Contributions made with respect to all such Partnership Units. Upon the admission of any new Partner in compliance with the terms of this Agreement, the Managing Partner is hereby authorized and directed to amend the Partner Schedule to reflect any changes in the information set forth therein.

Section 3.2 Authorization and Issuance of Class A and Class B Partnership Units. Subject to compliance with the terms and conditions of this Agreement, the Company is hereby authorized to issue (a) up to four hundred (400) Partnership Units designated as Class A Partnership Units (the “Class A Units”); and (b) up to three thousand six hundred (3,600) Partnership Units designated as Class B Partnership Units (the “Class B Units” and together with the Class A Units, the “Common Units”). The Parties agree that (i) each Common Unit shall have the same powers, preferences and rights and shall otherwise be identical in all respects; (ii) each holder of Common Units shall be entitled to vote at all meetings of the Partners and shall have one vote for each Common Unit held by such Partner; and (iii) all of the Common Units shall vote as a single class with respect to all matters submitted to a vote of the Partners of the Company.

Section 3.3 Binding on Transferees. All Transferees of any Partnership Units Transferred in accordance with the terms and conditions of this Agreement shall take such Partnership Units subject to all provisions, conditions and covenants set forth in this Agreement; provided, however, that no Transfer shall be completed, effective and/or recognized by the Company or any other Partner for any purposes unless the conditions set forth in Section 6.2 of this Agreement have been satisfied. Upon the satisfaction of such conditions, any Transfer that is otherwise permitted in accordance with the terms and conditions of this Agreement shall be deemed valid and effective and the Transferee shall be considered a Partner hereunder for all purposes.

ARTICLE IV
MANAGING PARTNER & PARTNERS

Section 4.1 Managing Partner. The Company shall be managed by the Managing Partner, who shall direct, manage, and control the business and affairs of the Company. Except for situations in which the approval of the Partners is expressly required by this Agreement or by non-waivable provisions of the Act, the Managing Partner shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 4.2 Removal of the Managing Partner. The Managing Partner of the Company may only be removed upon the occurrence of any one or more of the following events:

(a)       written consent of all Partners in favor of the removal of the Managing Partner as Managing Partner; or

(b)       the Managing Partner’s willful or intentional violation or reckless disregard of the Managing Partner’s duties to the Company (as set forth in Section 8.1) or material breach of this Partnership Agreement.

Section 4.3 Resignation of the Managing Partner. The Managing Partner may resign at any time by giving written notice to the Partners. The resignation of the Managing Partner shall take effect upon receipt of notice thereof or at such later date specified in the notice, and unless otherwise specified therein, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Managing Partner who is also a Partner shall not affect the Managing Partner’s rights as a Partner and shall not constitute a withdrawal or dissociation of the Managing Partner as a Partner.

Section 4.4 Replacement Managing Partner. Any vacancy occurring for any reason in the position of Managing Partner shall be filled by a replacement Managing Partner who shall be unanimously appointed and approved by all Partners.

Section 4.5 Officers. The Managing Partner may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Managing Partner may delegate to such Officers such power and authority as the Managing Partner deems advisable. The Officers shall be subject to the general supervision and control of the Managing Partner and shall carry out the policy decisions made by the Managing Partner, and shall report to the Managing Partner on the operations of the Company or any other matters as the Managing Partner may request.

Section 4.6 Extraordinary Matters. Notwithstanding anything to the contrary in this Agreement, the Managing Partner shall not undertake any of the following actions without first receiving the approval of all Partners by execution of a unanimous written consent:

(a)       amend, modify or waive any provision of the Governing Documents of the Company or any of its Subsidiaries;

(b)       except as contemplated by any Transaction Document, enter into any agreement or arrangement (i) with Centene, North Carolina Medical Society or any of their respective Affiliates; or (ii) with or for the direct or indirect benefit of any Partner or any officer, director, employee or consultant of the Company, or any members of their immediate families, or any Affiliate thereof, other than for employment contracts, reimbursement or payment of business expenses, or advances made in the ordinary course of business, in each case, consistent in nature, scope and magnitude with past practice;

(c)       the consummation of a sale of the Company, whether such sale is structured in the form of (i) a sale of all or substantially all of the assets of the Company; (ii) sale of all of the outstanding Partnership Units (whether by merger, consolidation, reorganization or otherwise); or (iii) any other transaction which effectively transfers all or substantially all of the operating assets and business of the Company;

(d)       except as contemplated by any Transaction Document, the acquisition by the Company of substantially all the assets or Equity Interests of any Entity;

(e)       enter into any strategic alliance, joint development or other relationship;

(f)       except as required pursuant to Section 9.4, the making of any distribution of available cash or property of any kind to a Partner;

(g)       except as contemplated by any Transaction Document, requiring or requesting the Initial Partners to make any additional Capital Contributions beyond their Initial Capital Contributions;

(h)       any act that would cause the Company to be taxed other than as a corporation for federal income tax purposes;

(i)       an assignment for the benefit of creditors on behalf of the Company or the filing of a petition in bankruptcy on behalf of the Company;

(j)       change the principal business of the Company or enter into new lines of business that are materially different from the Company’s principal business;

(k)       issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of any Partnership Units or other Equity Interests of the Company or investment interests convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Partnership Units or other Equity Interests of the Company or other convertible securities;

(l)         except as expressly permitted by the terms of this Agreement, enter into or effect any transaction or series of related transactions involving the repurchase, redemption or other acquisition of Partnership Units from any Person;

(m)       initiate or consummate any recapitalization, split or combination of Partnership Units, distribution of Partnership Units or similar restructuring, including the creation and issuance of any new classes or series of Partnership Units or any options, warrants or rights convertible into or exercisable or exchangeable for any Partnership Units;

(n)       initiate or consummate an Initial Public Offering or make a public offering and sale of Partnership Units or any other Equity Interests of the Company;

(o)       dissolve, wind-up or liquidate the Company; or

(p)       commit to, or agree (in writing or otherwise) to take, any of the actions described above.

Section 4.7 No Management by the Partners. Except as expressly set forth herein, the Partners, in their capacity as Partners, shall take no part in the management, control or operation of the Company and all such authority shall rest with the Managing Partner as set forth in Section 4.1 of this Agreement. No Partner, acting solely in his, her or its capacity as a Partner, shall act as an agent of the Company or have any authority to act for or bind the Company except to the extent otherwise provided in this Agreement, including but not limited to taking any action that may bind the Company in any way or assign, transfer, pledge, compromise, or release any claim of the Company, or arbitrate or consent to the arbitration of any disputes or controversies involving the Company, or use the name, credit, or property of the Company for any purpose.

Section 4.8 Meetings of the Partners.

(a)       Meetings. Regular meetings of the Partners for the transaction of such business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Managing Partner and stated in the notice of meeting. Special meetings of the Partners for any purpose shall be called only upon the request of the Managing Partner and may not be called by any other Person. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting. The Managing Partner may adopt such rules and regulations for the conduct of meetings of the Partners as the Managing Partner shall in good faith deem appropriate.

(b)       Notice of Meetings. Written notice stating the place, date and time of each regular or special meeting of the Partners, and, in the case of a special meeting of the Partners, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Partner. The Managing Partner may designate any place, either within or without the State of Delaware, as the place of meeting for any regular or special meeting of the Partners. Attendance of a Partner at any meeting shall constitute a waiver of notice of such meeting, except where a Partner attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)       Participation. To the extent authorized by the Managing Partner, any Partners may participate in a meeting of the Partners by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)       Quorum. At each meeting of the Partners, holders of a majority of the Common Units entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum. Subject to Section 4.9(c), no action at any meeting may be taken by the Partners unless a quorum is present. If, however, such quorum shall not be present or represented at any meeting of the Partners, the Partners entitled to vote thereat, present in person or represented by proxy, shall have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting (for a period not to exceed twenty (20) days) until a quorum shall be present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 4.9 Voting; Proxies; Action by Written Consent.

(a)       Voting. The vote at any meeting of the Partners need not be by written ballot; provided, however, that the Managing Partner, in its discretion, may require that any votes cast at such meeting shall be cast by written ballot. A Common Unit shall entitle a Partner to one (1) vote per Common Unit held. Any matter brought before any meeting of the Partners shall be decided by the affirmative vote of the majority of the Class A Units and Class B Units, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote on the matter.

(b)       Proxy. Each Partner entitled to vote at a meeting of the Partners or to express consent to action in writing without a meeting may authorize another Person to act for such Partner by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Partner may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Managing Partner a revocation of the proxy or a new proxy bearing a later date.

(c)       Action by Written Consent. Any action that is required to or otherwise may be taken at any annual or special meeting of the Partners, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding Common Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Units entitled to vote thereon were present and voted; and (ii) delivered to the Company in accordance with Section 10.1 of this Agreement. Copies of any written consents in lieu of a meeting received by the Company shall be promptly disseminated to all Partners.

Section 4.10 Relationship of the Partners. The relationship of the Partners shall be limited solely to the purpose and scope of the Company as expressed in this Partnership Agreement. This Partnership Agreement shall not constitute the appointment of any Partner as the legal representative or agent of any other Partner, and no Partner shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other Partner.

Section 4.11 Confidentiality.

(a)       Each Partner hereby acknowledges and agrees that the Company (i) has a proprietary interest in maintaining the confidentiality of its Confidential Information, (ii) derives independent economic value from such Confidential Information not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and
(iii) has undertaken efforts that are reasonable under the circumstances to maintain the secrecy of such Confidential Information.

(b)       Each Partner shall (i) protect and safeguard the confidentiality of all Confidential Information with at least the same degree of care as such Partner would protect its own personal confidential and proprietary information, but in any event with no less than a commercially reasonable degree of care; (ii) not use the Confidential Information, or permit it to be accessed or used, for any purpose or in any manner to the detriment of the Company or any of its Subsidiaries; and (iii) not disclose any such Confidential Information to any Person, except (A) to such Partner’s Representatives who, for legitimate business purposes, need to know the Confidential Information to assist such Partner, or act on its behalf and are informed by such Partner of the confidential nature of the Confidential Information (provided that each Partner shall be liable for any breaches of this Section 4.11(b) by its Representatives); or (B) if required by Law, regulation or legal or regulatory process, but then, only in accordance with Section 4.11(c).

(c)       If a Partner or any of its Representatives are required, in the written opinion of such Partner’s legal counsel, to disclose any Confidential Information, by Law, regulation or legal or regulatory process, such Partner shall (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-Parties or the public; (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained, such Partner will furnish only that portion of the Confidential Information which, on the advice of such Partner’s counsel, is legally required to be disclosed and, upon request, use its best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

(d)       The Partners hereby acknowledge and agree that in the event of a breach or any threatened breach of this Section 4.11 by a Partner and/or any of its Representatives, the Company would suffer significant and irreparable harm for which monetary damages would not serve as a sufficient remedy and that in addition to any and all other remedies the Company may be entitled to, the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach without any requirement to post a bond or other security.

Section 4.12 Restrictions on Other Agreements. Each Partner hereby acknowledges and agrees that such Partner will not: (a) grant any proxy or enter into or agree to be bound by any voting trust or other similar agreement with respect to any Partnership Units, except as expressly contemplated by this Agreement; (b) enter into any agreement or arrangement of any kind with any Person with respect to any Partnership Units which is inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Partner under this Agreement, including agreements or arrangements with respect to the Transfer or voting of Partnership Units; or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of such Partner’s Partnership Units in any manner that is inconsistent with the provisions of this Agreement.

Section 4.13 Related Party Transactions. Any transaction between a Partner and/or its Affiliate, on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, shall not be void, voidable or subject to change if made on terms that, as required per Section 4.6(b), received the written consent of all Partners in favor thereof and are no less favorable in the aggregate to the Company than would be obtainable on an arms’-length basis from an unaffiliated third party. No party to such a transaction shall be obligated to obtain a fairness opinion concerning that transaction. Nonetheless, an opinion provided by an independent third party with expertise in the relevant matter to the effect that such a transaction is fair to the Company shall conclusively establish the fairness of that transaction.

Section 4.14 Representations and Warranties. Each Partner hereby represents and warrants to the Company and each other Partner, severally and not jointly, on behalf of itself and not any other Person, as follows:

(a)       Such Partner is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)       Such Partner has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Partner of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such Partner. This Agreement has been duly executed and delivered by such Partner and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of such Partner, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c)       The execution, delivery and performance by such Partner of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the Governing Documents of such Partner; (ii) conflict with or result in any violation or breach of any provision of any applicable Law; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Partner is a party.

(d)       Except for this Agreement, such Partner has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other Person with respect to the Partnership Units, including agreements or arrangements with respect to the acquisition or disposition of the Partnership Units or any interest therein or the voting of the Partnership Units (whether or not such agreements and arrangements are with the Company or any other Partner).

Section 4.15 Partition; No Interest in Company Property. No Partner, nor any successor-in-interest to any Partner, shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Partner, on behalf of itself and its successors, Representatives and assigns, hereby irrevocably waives any such right. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Partner individually shall have any interest in such property.

ARTICLE V
CAPITAL CONTRIBUTIONS

Section 5.1 Capital Contributions. The Initial Partners have, as of the date hereof, made Capital Contributions of the type and in the amounts set forth on Exhibit A to this Agreement (collectively, the “Initial Contributions” and each an “Initial Contribution”). In exchange for the Initial Contributions, the Initial Partners have been issued Common Units of such classes and in such amounts as set forth on Exhibit A to this Agreement.

Section 5.2 Additional Contributions. Except as contemplated by any Transaction Document or as approved by the Partners in accordance with Section 4.6(g), no Partners shall be required to make any additional Capital Contributions to the Company beyond their Initial Capital Contributions.

Section 5.3 Return of Capital Contributions. No Partner shall be entitled to a discretionary or elective return or withdrawal of any Capital Contributions made by such Partner. Except as otherwise provided in this Agreement, no Partner shall be entitled at any time to demand or receive assets or property other than cash.

ARTICLE VI
TRANSFER OF PARTNERSHIP UNITS

Section 6.1 General Restrictions on Transfer.

(a)       Except as otherwise permitted pursuant to Section 6.1(b), no Partner shall Transfer or attempt to Transfer all or any portion of its Common Units, or any rights with respect to its Common Units.

(b)       The provisions set forth in Section 6.1(a), shall not apply to the following Transfers of Common Units by a Partner (each of which shall be deemed to constitute a “Permitted Transfer” and each Transferee of a Permitted Transfer of Common Units shall be referred to herein as a “Permitted Transferee”); provided, however, that any such Permitted Transfer shall remain subject to the requirements set forth in Section 6.2:

(i)       any Transfer of Common Units by Centene Sub to any of its Affiliates or pursuant to a Centene Change of Control; and

(ii)       any Transfer of Common Units approved in advance by all Partners by execution of a unanimous written consent.

Subject to the terms hereof, a Permitted Transferee of a Partner shall be substituted for and shall enjoy the same rights and be subject to the same obligations as the transferring Partner hereunder with respect to the Common Units Transferred to such Permitted Transferee.

(c)       Any Transfer or attempted Transfer of any Common Units in violation of this Agreement shall be null and void and shall constitute a breach of this Agreement by the purported Transferor. In addition to the foregoing, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of the applicable Common Units.

Section 6.2 Conditions to Transfer. Notwithstanding anything contained herein to the contrary, in no event shall any Transfer of Partnership Units (to the extent permitted in accordance with the terms of this Agreement) be completed, effective and/or recognized by the Company for any purposes unless the following conditions are satisfied prior to such Transfer:

(a)       the Transferee shall have executed and delivered to the Company a written undertaking substantially in the form of Exhibit B (a “Joinder Agreement”) attached hereto, pursuant to which such Transferee agrees (A) to be bound by the terms and conditions of this Agreement; and (B) that the Partnership Units acquired by it shall be subject to the terms of this Agreement, and the Transferee shall provide duly executed copies of any and all certificates, instruments and documents as the Company may reasonably request;

(b)       all necessary consents and authorizations with respect to the Transfer shall have been obtained and evidence thereof shall have been provided to the Company;

(c)       such Transfer shall not (A) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Transferor, Transferee or the Company or any of its Subsidiaries; or (B) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material contract or Permit to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound;

(d)       such Transfer shall not violate any Securities Laws applicable to the Transferor, Transferee or the Company or the Partnership Units to be Transferred; and

(e)       such Transfer shall not, as determined by the Managing Partner, have the effect of requiring the Company to, upon the consummation of such Transfer, register the Partnership Units under Section 12(g) of the Exchange Act.

ARTICLE VII
DISTRIBUTIONS

Section 7.1 Distributions. Subject to Section 7.2, any and all distributions of available cash shall be made by the Company to the Partners solely at such times and in such amounts as shall be approved by the written consent of all Partners in accordance with Section 4.6(f); provided, however, that the Partners may elect to forego payment of any such distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as the Partners deem necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company's obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies). Any distribution authorized in accordance with this Section 7.1 shall be made to each Partner pro rata in proportion to their respective Percentage Interests.

Section 7.2 Limitations on Distributions. Notwithstanding anything to the contrary in this Article VII, the Company shall not make any distribution to the Partners, and no Partner shall be entitled to receive any such distribution to the extent that, after giving effect to the distribution: (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, wound up, and terminated at the time of the distribution, to satisfy the preferential rights upon dissolution, winding up, and termination of Partners whose preferential rights are superior to those receiving the distribution, if any.

ARTICLE VIII
DUTIES; EXCULPATION AND INDEMNIFICATION

Section 8.1 Duties of Managing Partner. The Managing Partner shall owe such duty of loyalty and due care to the Company to the same extent as is required of a director of a Delaware corporation under the DGCL and any other applicable Delaware Law, and shall discharge the Managing Partner’s duties in good faith with the care an ordinary prudent Person in like position would exercise under similar circumstances and in a manner the Managing Partner reasonably believes to be in the best interests of the Company. In so acting, the Managing Partner shall enjoy any and all protections to the same extent afforded to the directors of a Delaware corporation under the DGCL and any other applicable Delaware Law, including without limitation those afforded by the business judgment rule and the presumptions afforded thereby and the limitation on personal liability to the maximum extent permitted by Section 102(b)(7) of the DGCL as if the provisions thereof were set forth in this Agreement.

Section 8.2 Exculpation. No Partner, Managing Partner or Officer of the Company (each a “Company Party”) shall be liable to the Company or to any Partner for any Losses arising from, related to, or in connection with, this Agreement or the business or affairs of the Company, except for any such Losses as are determined by final judgment of a court of competent jurisdiction to have resulted from (a) actions taken by such Company Party that are outside the scope of such Company Party’s duties and authority; or (b) such Company Party’s gross negligence, intentional misconduct, knowing violation of Law, or breach of the provisions of Section 8.1 (as applicable) or any of the other provisions of this Agreement or any other Transaction Document.

Section 8.3 Indemnification.

(a)       The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was or has agreed to become a Partner, Managing Partner or Officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and other expenses (including attorneys’ fees) (“Expenses”), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding and any appeal thereof if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person’s conduct was unlawful. For purposes of this Section 8.3, “serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise” shall include any service by a Partner, Managing Partner or Officer of the Company as a director, officer, employee, agent or fiduciary of such other corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries) of the Company or any such other enterprise.

(b)       The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was or has agreed to become a Partner, Managing Partner or Officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity against Expenses actually and reasonably incurred by such Person in connection with the investigation, defense or settlement of such action or suit and any appeal thereof if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery of Delaware or such other court shall deem proper.

(c)       To the extent that any Person referred to in Section 8.3(a) or Section 8.3(b) has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Section 8.3(a) or Section 8.3(b) or in defense of any claim, issue or matter therein, such Person shall be indemnified against Expenses actually and reasonably incurred by such Person in connection therewith.

(d)       Any indemnification of a Person under Section 8.3(a) or Section 8.3(b) (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of such Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth in Section 8.3(a) or Section 8.3(b) (as applicable). Such determination shall be made by an independent legal counsel selected by the Managing Partner in a written opinion.

(e)       Expenses incurred by a Person eligible to be indemnified under Section 8.3(a) or Section 8.3(b) while defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and appeal upon receipt by the Company of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company.

(f)       The determination of the entitlement of any Person to indemnification under Section 8.3(a), Section 8.3(b) or Section 8.3(c) or to advancement of Expenses under Section 8.3(e) shall be made promptly, and in any event within thirty (30) days after the Company has received a written request for payment from or on behalf such Person and payment of amounts due under such sections shall be made immediately after such determination. If no disposition of such request is made within said thirty (30) days or if payment has not been made within ten (10) days thereafter, or if such request is rejected, the right to indemnification or advancement of Expenses provided by this Section 8.3 shall be enforceable by or on behalf of such Person in any court of competent jurisdiction. In addition to the other amounts due under this Section 8.3, Expenses incurred by or on behalf of a Person in successfully establishing their right to indemnification or advancement of Expenses under this Section 8.3, whether in whole or in part, in any such action (or settlement thereof) shall be paid by the Company.

(g)       The indemnification and advancement of Expenses provided by this Section 8.3 shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), agreement or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, or while employed by or acting as a Partner, Managing Partner or Officer of the Company or as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to any Person who has ceased to be a Partner, Managing Partner or Officer and shall inure to the benefit of the successors, heirs, executors and administrators of such Person.

(h)       All rights to indemnification and advancement of Expenses provided by this Section 8.3 shall be deemed to be a contract between the Company and each Partner, Managing Partner or Officer of the Company who serves, served or has agreed to serve in such capacity, or at the request of the Company as director or officer of another corporation, partnership, joint venture, trust or other enterprise, at any time while this Section 8.3 is in effect, and any repeal or modification of this Section 8.3 shall not in any way diminish any rights to indemnification of or advancement of Expenses to any such Partner, Managing Partner or Officer of the Company or the obligations of the Company with respect thereto.

Section 8.4 Extension of Indemnity. The Managing Partner may extend the provisions of Section 8.3 pertaining to indemnification and advancement of Expenses to any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was or has agreed to become an employee, agent or fiduciary of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Company or any such other enterprise.

Section 8.5 Primacy of Indemnification. The Parties acknowledge that certain Company Parties may have rights to indemnification, contribution and/or advancement of expenses provided by a Person other than the Company (such Person, a “Responsible Party”). Notwithstanding anything contained herein to the contrary, the Parties agree that the Company (a) shall be the indemnitor of first resort and any obligations it has to indemnify any Company Parties pursuant to Section 8.3 of this Agreement (the “Indemnity Arrangements”) are primary and shall supersede the obligation of any Responsible Party to provide indemnification, contribution or to advance expenses for the same expenses or liabilities incurred by such Company Party; (b) shall be liable for all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Company Party, but only to the extent legally permitted and as required by the Indemnity Arrangements, without regard to any rights such Company Party may have against any Responsible Parties; and (c) hereby irrevocably waives, relinquishes and releases the Responsible Parties from any claims for contribution, subrogation or any other recovery of any kind arising out of or relating to any Indemnity Arrangement. For the avoidance of doubt, any insurance company providing insurance coverage to the Company or any Company Party shall not constitute a Responsible Party under this Agreement. The Parties further agree that no advancement, contribution or indemnification payment by any Responsible Party on behalf of any Company Party shall affect the foregoing, and such Responsible Party shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Company Party against the Company under the provisions of this Agreement

Section 8.6 Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Person who is or was or has agreed to become the Managing Partner or an Officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Company would have the power to indemnify him/her against such liability under the provisions of Section 8.3.

Section 8.7 Contribution.

(a)       Subject to the terms and conditions of this Agreement, including, without limitation, the rights and obligations of the Parties pursuant to Section 8.3 and Section 8.5, as well as the limitations set forth in Section 8.7(c), the Partners agree that each Partner shall be liable for and shall bear its Percentage Interest of any Losses incurred by any Partner as a result of any claim or action against such Partner in respect of a Partnership Liability (a “Partnership Loss”). Accordingly, in the event that any Partner becomes obligated to make a payment in respect of any Partnership Loss, each Partner shall, within three (3) Business Days upon receipt of written notice in respect thereof, contribute cash towards the satisfaction and payment of such Partnership Loss of an amount equal to such Partner’s Percentage Interest of such Partnership Loss (such contribution, a “Partnership Loss Contribution”). The failure of any Partner to provide or receive any notice required in accordance with the provisions of this Section 8.7(a) shall not relieve such Partner of its obligations hereunder.

(b)       In the event that any Partner fails to make a payment of any amounts due and payable by such Partner in respect of a Partnership Loss Contribution, such Partner shall be in default hereunder (a “Defaulting Partner”) and the Partner entitled to the receipt of the Partnership Loss Contribution shall be (i) permitted to pursue all legal and equitable remedies available under applicable Law for the collection of the Partnership Loss Contribution from the Defaulting Partner; and (ii) entitled to recover all costs and expenses (including reasonable legal fees) incurred in collecting (or attempting to collect) the Partnership Loss Contribution. In addition to the foregoing, any defaulted payment shall bear interest during the period of default at an annual rate equal to the greater of ten percent (10%), or three percent (3%) in excess of the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date the defaulted payment was required to have been made.

(c)       Notwithstanding any other provision of this Agreement to the contrary, in the event that a Partnership Liability is determined to have been caused by or otherwise arisen out of the failure of a Partner (such Partner, the “Responsible Partner”) to act in good faith and in a manner such Responsible Partner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Responsible Partner’s conduct was unlawful (such Partnership Liability, an “Individual Partner Liability”), then (i) in no event shall the Responsible Partner be entitled to any claim for contribution under this Section 8.7 from any other Partners (collectively, the “Other Partners”) with respect to any Loss incurred by such Responsible Partner as a result of the Individual Partner Liability; and (ii) the Responsible Partner shall indemnify, defend and hold harmless the Company and each of the Other Partners for, from and against any and all Losses incurred to the extent arising out of, resulting from or in connection with such Individual Partner Liability.

ARTICLE IX
DISSOCIATION; DISSOLUTION; LIQUIDATION

Section 9.1 Dissociation; Bankruptcy of a Partner.

(a)       A Partner shall not cease to be a Partner as a result of the Bankruptcy of such Partner or as a result of any other events specified in Section 15-601 of the Act, and no Partner shall have the right to dissociate from the Company for any reason. However, if despite such prohibition a Partner gives the Company written notice of its desire to dissociate from the Company pursuant to its right under Sections 15-601(1) and 15-602(a) of the Act (as required in accordance with Section 15-103(b)(4)), such Partner shall be dissociated from the Company; provided, however, that any such dissociation will be wrongful and a breach of this Agreement (in the manner provided for in Section 15-602(b) of the Act). In the event that a Partner wrongfully dissociates or attempts to dissociate: (i) such Partner will be liable to the Company and the other Partners for all Losses caused by such dissociation, resignation or withdrawal, including any incidental, indirect, special, exemplary, punitive, or consequential damages of any kind or nature; (ii) such Partner shall no longer have the right to vote or participate in any manner in the management or conduct of the Company’s activities; and (iii) the Company shall have the right, but not the obligation, to purchase such Partner’s Partnership Units in accordance with provisions of Section 15-701(a) of the Act for an amount equal to the Discounted Value, the payment of which shall be made pursuant to a subordinated promissory note from the Company to the dissociated Partner payable in a single balloon payment of principal and accrued interest five (5) years following the effective date of such event of dissociation and accruing interest at the mid-term Applicable Federal Rate under Internal Revenue Code Section 1274 as reported by the Internal Revenue Service to be in effect on the date of the event of dissociation. For the avoidance of doubt, the Bankruptcy, dissociation or attempted dissociation of a Partner shall not result in the dissolution of the Company.

(b)       Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, in the event that Network Sub has wrongfully dissociated from the Company as provided in Section 9.1(a) and the Company elects to repurchase Network Sub’s Partnership Units in accordance with Section 9.1(a)(iii) of this Agreement, than any and all proceeds that are received by and/or otherwise allocable to Network Sub (the “Dissociation Proceeds”) shall be reduced by an amount equal to the amount of any and all Network Sub Debt outstanding as of the date of repurchase (collectively, the “Dissociation Reduction”), which amount shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) in repayment of such outstanding Network Sub Debt. For the avoidance of doubt, the amount of any Dissociation Proceeds in excess of the Dissociation Reduction shall belong to and may be retained by Network Sub.

Section 9.2 Dissolution. The Company shall continue in full force and effect in perpetuity, except that the Company shall be dissolved and its affairs wound up prior to such date upon the first to occur of the following events (each, an “Event of Dissolution”):

(a)       the approval by all Partners by execution of a unanimous written consent;

(b)       upon the occurrence of any of the events set forth in Sections 15-801(4), (5) or (6) of the Act;

(c)       termination of the Joint Venture Agreement for any reason; or

(d)       at any time there are not at least two (2) Partners.

Section 9.3 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the Event of Dissolution described in Section 9.2 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 9.4 and the Statement of Dissolution shall have been filed as provided in Section 9.5.

Section 9.4 Liquidation. If the Company is dissolved pursuant to Section 9.2, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)       Liquidator. The Managing Partner, or, if the Managing Partner is unable to do so, a Person selected by the Managing Partner, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)       Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a nationally recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)       Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation (“Liquidation Proceeds”) in the following order of priority, unless otherwise required by mandatory provisions of applicable Law:

(i)       First, to the payment of all of the Company's debts and liabilities (including, without limitation, any Preferred Debt) to its creditors (including Partners, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)       Second, if Liquidation Proceeds remain after payment of all amounts required to satisfy Section 9.4(c)(i), to the establishment of and additions to reserves that are determined by the Managing Partner in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)       Third, subject to Section 9.4(d), if Liquidation Proceeds remain after payment of all amounts required to satisfy Section 9.4(c)(i)-(ii); any remaining Liquidation Proceeds shall be distributed to the Partners, on a pro rata basis equal to their respective Percentage Interests.

(d)       Network Sub Debt. Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, any and all amounts that are received by and/or otherwise allocable to Network Sub pursuant to Section 9.4(c) (the “Network Sub Liquidation Proceeds”) shall be reduced by an amount equal to the amount of any and all Network Sub Debt outstanding as of the date upon which the Network Sub Liquidation Proceeds are to be distributed (the “Liquidation Reduction”), which amount shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) in repayment of such outstanding Network Sub Debt. For the avoidance of doubt, the amount of any Network Sub Liquidation Proceeds in excess of the Liquidation Reduction shall belong to and may be retained by Network Sub. Following the dissolution of the Company and the payment of the Liquidation Reduction to Centene and/or Centene Sub (as applicable) in accordance with this Section 9.4(d), any remaining principal balance of Network Sub Debt shall be forgiven.

(e)       Discretion of Liquidator. Notwithstanding the provisions of Section 9.4(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 9.4(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Partners, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 9.4(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Asset FMV.

Section 9.5 Statement of Dissolution. Upon completion of the distribution of the assets of the Company as provided in Section 9.4(c) hereof, the Company shall be terminated and the Liquidator shall cause a Statement of Dissolution to be filed in the state of Delaware in accordance with Section 15-805 of the Act and any similar filings required under the applicable Laws of jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 9.6 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Partner’s right to indemnification pursuant to the terms and conditions of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by telecopy, electronic transmission or other similar means (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to Centene:

Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention: Brent D. Layton

Executive Vice President, Chief Business Development Officer

E-Mail: blayton@centene.com

With a Copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: David M. Harris, Esq.

E-Mail: dmh@greensfelder.com

If to Centene Sub:

Centene Health Plan Holdings, Inc.

c/o Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention: Brent D. Layton

Executive Vice President, Chief Business Development Officer

E-Mail: blayton@centene.com

With a Copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: David M. Harris, Esq.

E-Mail: dmh@greensfelder.com

If to Network Sub:

Carolina Complete Health Network, Inc.
c/o North Carolina Medical Society

P.O. Box 27167

Raleigh, NC 27611

Attention: Robert W. Seligson

E-Mail: rseligson@ncmedsoc.org

Attention Stephen W. Keene

E-Mail: skeene@ncmedsoc.org

With a Copy to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: Margaret N. Rosenfeld

E-Mail: mrosenfeld@smithlaw.com

If to the Company:

Carolina Complete Health Holding Company Partnership

c/o Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention: Brent D. Layton

Executive Vice President, Chief Business Development Officer

E-Mail: blayton@centene.com

With a Copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: David M. Harris, Esq.

E-Mail: dmh@greensfelder.com

Section 10.2 Further Assurances. Each of the Parties shall use commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to carry out the purposes of this Agreement, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the relevant Governmental Authorities. Each of the Parties shall cooperate with the other Parties when required in order to carry out the purposes of this Agreement, and in the event that at any time hereafter, any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall use their commercially reasonable best efforts to take all such action.

Section 10.3 Entire Agreement. This Agreement and all related Exhibits and Schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Original Agreement.

Section 10.4 Public Announcements. Except as required by applicable Law, no Party to this Agreement shall make, or cause to be made, any press release or other public announcement of any kind in respect of this Agreement without the prior written consent of all other Parties, and to the extent any such press release or public announcement is to be made, the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 10.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.6 Several Obligations. All obligations of the Parties under this Agreement shall be several and not joint and, except as otherwise set forth herein, in no event shall a Party have any liability or obligation with respect to the acts or omissions of any other Party to this Agreement.

Section 10.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.8 Dispute Resolution.

(a)       Any Party seeking a resolution in the event of any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), shall provide written notice thereof to the other Parties (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice or if a Party reasonably concludes that another Party is not willing to negotiate as contemplated by this Section 10.8(a), the Dispute shall be submitted to mediation in accordance with Section 10.8(b).

(b)       Any Dispute not resolved pursuant to Section 10.8(a) shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) mediation procedure, except as modified herein (the “CPR Mediation Procedure”). Any such mediation shall be held in Wilmington, Delaware or such other location as the Parties may agree. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator, which, in any event, shall be a Person experienced in the Law applicable to the insurance industry in North Carolina and may not be an employee, stockholder, partner, officer, director, agent or Affiliate of any Party or any Person with whom any one or more of the Parties has an existing business relationship. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR, in accordance with the CPR Mediation Procedure, appoint a mediator who meets the requirements set forth in the preceding sentence. All mediation pursuant to this Section 10.8(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of all other Parties, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Parties reasonable written notice of the intended disclosure and afford the other Parties a reasonable opportunity to protect their respective interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs first), or within such longer period as the Parties may agree to in writing, then any Party may file an action with respect to the Dispute in any court having jurisdiction in accordance with Section 10.9.

(c)       Notwithstanding the foregoing provisions of this Section 10.8, (i) any Party may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Section 10.8(a) and Section 10.8(b) if such action is reasonably necessary to avoid irreparable damage, and (ii) any Party my initiate litigation before the expiration of the periods specified in Section 10.8(b) if such Party has submitted a Mediation Request and the other Parties have failed, within fourteen (14) days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing.

Section 10.9 Submission to Jurisdiction; Waiver of Jury Trial.

(a)       Each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any state or federal court located in Delaware with respect to any Dispute arising out of or relating to this Agreement and agrees that all claims in respect of any such Dispute may be heard and determined in such courts; (ii) consents that any such Dispute may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Dispute in such court or that such court is an inconvenient forum for the Dispute and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; and (iv) agrees that service of process in any such Dispute may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.1.

(b)       To the extent not prohibited by Law which cannot be waived, each of the Parties hereto hereby waives and covenants that it shall not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any Dispute arising out of or based upon this Agreement or in any way connected with or related or incidental to the transactions contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 10.9(b) with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury. Each Party certifies and acknowledges that (i) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.9(b).

Section 10.10 Specific Performance. Subject to the provisions of Section 10.8, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.11 Amendments and Waivers. Except as otherwise expressly provided herein, this Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 10.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 10.13 Guarantee. Centene hereby guarantees the performance of all actions, agreements and obligations to be performed by Centene Sub and any Affiliate of either Centene or Centene Sub under the terms and conditions of this Agreement. In case Centene undertakes any actions, agreements or obligations that should be performed by Centene Sub or any Affiliate of either Centene or Centene Sub under the terms and conditions of this Agreement, Centene shall be deemed to be acting on behalf of such Centene Sub or Affiliate of Centene or Centene Sub, as applicable.

Section 10.14 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.15 Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Section 10.15 shall be null and void.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument. Exchange and delivery of this Agreement by exchange of electronic copies (with originals to follow) bearing the signature of a Party shall constitute a valid and binding execution and delivery by such Party. Such electronic copies shall constitute legally enforceable original documents.

*       *       *       *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

CAROLINA COMPLETE HEALTH NETWORK, INC.,
a Delaware Corporation

By:	/s/ Jeffrey W. Runge
Name:	Jeffrey W. Runge, M.D.
Title:	Chief Executive Officer and President

CENTENE HEALTH PLAN HOLDINGS, INC.,
a Delaware Corporation

By:	/s/ Brent D. Layton
Name:	Brent D. Layton
Title:	President

CENTENE CORPORATION, a Delaware Corporation
(solely for purposes of Section 10.13)

By:	/s/ Brent D. Layton
Name:	Brent D. Layton
Title:	Executive Vice President and Chief Business Development Officer

Signature page to Partnership Agreement of

Carolina Complete Health Holding Company Partnership